Exhibit 99.1
CONSOLIDATED FINANCIAL STATEMENTS OF DOTDASH MEREDITH INC.

Index
Consolidated Financial Statements
DOTDASH MEREDITH INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	June 30, 2024	December 31, 2023
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$258,554	$261,580
Accounts receivable, net	344,047	374,571
Other current assets	79,312	120,671
Total current assets	681,913	756,822

Leasehold improvements, equipment, land, buildings and capitalized software, net	122,271	141,668
Goodwill	1,499,873	1,499,873
Intangible assets, net of accumulated amortization	544,950	615,505
Other non-current assets	347,447	329,867
TOTAL ASSETS	$3,196,454	$3,343,735

LIABILITIES AND SHAREHOLDER'S EQUITY
LIABILITIES:
Current portion of long-term debt	$38,750	$30,000
Accounts payable, trade	33,850	36,889
Deferred revenue	15,658	17,603
Accrued expenses and other current liabilities	327,646	360,404
Total current liabilities	415,904	444,896

Long-term debt, net	1,474,668	1,497,107
Other long-term liabilities	395,232	407,612

Commitments and contingencies

SHAREHOLDER'S EQUITY:
Common Stock, $0.01 par value per share; authorized 1,000 shares; 1,000 shares issued and outstanding	—	—
Additional paid-in capital	1,602,255	1,644,956
Accumulated deficit	(683,204)	(638,295)
Accumulated other comprehensive loss	(8,401)	(12,541)
Total shareholder's equity	910,650	994,120
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY	$3,196,454	$3,343,735

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Revenue	$425,161	$413,998	$815,701	$801,580
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	162,312	166,485	319,435	334,888
Selling and marketing expense	119,144	111,793	240,006	223,582
General and administrative expense	50,643	54,624	105,871	158,049
Product development expense	33,318	32,574	67,752	64,747
Depreciation	6,018	16,868	14,573	50,234
Amortization of intangibles	35,388	49,474	70,555	99,134
Total operating costs and expenses	406,823	431,818	818,192	930,634
Operating income (loss)	18,338	(17,820)	(2,491)	(129,054)
Interest expense	(34,474)	(34,042)	(69,154)	(67,185)
Other income, net	2,857	4,197	7,280	5,739
Loss before income taxes	(13,279)	(47,665)	(64,365)	(190,500)
Income tax benefit	2,388	11,895	19,456	47,564
Net loss	$(10,891)	$(35,770)	$(44,909)	$(142,936)

Stock-based compensation expense by function:
Cost of revenue	$748	$499	$1,222	$499
Selling and marketing expense	899	543	1,430	840
General and administrative expense	4,042	3,932	9,759	7,349
Product development expense	991	596	1,618	1,973
Total stock-based compensation expense	$6,680	$5,570	$14,029	$10,661

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF COMPREHENSIVE OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Net loss	$(10,891)	$(35,770)	$(44,909)	$(142,936)
Other comprehensive income (loss), net of income taxes:
Change in foreign currency translation adjustment	45	387	(131)	625
Change in net unrealized gains on interest rate swaps	574	5,639	4,271	3,352
Total other comprehensive income, net of income taxes	619	6,026	4,140	3,977
Comprehensive loss	$(10,272)	$(29,744)	$(40,769)	$(138,959)

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and six months ended June 30, 2024
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at March 31, 2024	$—	1,000	$1,600,575	$(672,313)	$(9,020)	$919,242
Net loss	—	—	—	(10,891)	—	(10,891)
Other comprehensive income	—	—	—	—	619	619
Stock-based compensation expense	—	—	6,680	—	—	6,680
Contribution from IAC	—	—	50,000	—	—	50,000
Distribution to IAC	—	—	(55,000)	—	—	(55,000)
Balance at June 30, 2024	$—	1,000	$1,602,255	$(683,204)	$(8,401)	$910,650

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2023	$—	1,000	$1,644,956	$(638,295)	$(12,541)	$994,120
Net loss	—	—	—	(44,909)	—	(44,909)
Other comprehensive income	—	—	—	—	4,140	4,140
Stock-based compensation expense	—	—	14,029	—	—	14,029
Contributions from IAC	—	—	105,000	—	—	105,000
Distributions to IAC	—	—	(160,000)	—	—	(160,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(1,730)	—	—	(1,730)
Balance at June 30, 2024	$—	1,000	$1,602,255	$(683,204)	$(8,401)	$910,650

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY
Three and six months ended June 30, 2023
(Unaudited)

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at March 31, 2023	$—	1,000	$1,657,024	$(538,080)	$(14,311)	$1,104,633
Net loss	—	—	—	(35,770)	—	(35,770)
Other comprehensive income	—	—	—	—	6,026	6,026
Stock-based compensation expense	—	—	5,570	—	—	5,570
Contribution from IAC	—	—	145,000	—	—	145,000
Distributions to IAC	—	—	(150,000)	—	—	(150,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(471)	—	—	(471)
Balance at June 30, 2023	$—	1,000	$1,657,123	$(573,850)	$(8,285)	$1,074,988

	Common Stock, $0.01 par value		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Shareholder's Equity
	$	Shares
	(In thousands, except share count)
Balance at December 31, 2022	$—	1,000	$1,518,722	$(430,914)	$(12,262)	$1,075,546
Net loss	—	—	—	(142,936)	—	(142,936)
Other comprehensive income	—	—	—	—	3,977	3,977
Stock-based compensation expense	—	—	10,661	—	—	10,661
Contributions from IAC	—	—	280,000	—	—	280,000
Distributions to IAC	—	—	(150,000)	—	—	(150,000)
Reimbursement to IAC for settlement of subsidiary denominated equity awards	—	—	(2,260)	—	—	(2,260)
Balance at June 30, 2023	$—	1,000	$1,657,123	$(573,850)	$(8,285)	$1,074,988

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

DOTDASH MEREDITH INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2024	2023
	(In thousands)
Cash flows from operating activities:
Net loss	$(44,909)	$(142,936)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization of intangibles	70,555	99,134
Non-cash lease expense (including right-of-use asset impairments)	17,903	63,185
Depreciation	14,573	50,234
Stock-based compensation expense	14,029	10,661
Provision for credit losses	693	1,528
Deferred income taxes	(21,550)	(49,896)
Other adjustments, net	(1,582)	787
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	29,914	44,733
Other assets	33,384	31,632
Operating lease liabilities	(22,793)	(24,777)
Accounts payable and other liabilities	(19,069)	(81,241)
Income taxes payable and receivable	(14,116)	(30,731)
Deferred revenue	(3,523)	(6,391)
Net cash provided by (used in) operating activities	53,509	(34,078)
Cash flows from investing activities:
Capital expenditures	(6,257)	(3,900)
Net proceeds from the sales of assets	12,753	29,614
Collection of note receivable	8,933	13,998
Proceeds from life insurance claims	—	10,051
Proceeds from the sale of a business	—	2,100
Net cash provided by investing activities	15,429	51,863
Cash flows from financing activities:
Contributions from IAC	105,000	280,000
Distributions to IAC	(160,000)	(150,000)
Principal payments on Term Loans	(15,000)	(15,000)
Reimbursement to IAC for the exercise of stock appreciation rights by Dotdash Meredith employees	(1,732)	(2,260)
Withholding taxes paid on behalf of Dotdash Meredith employees for the exercise of stock appreciation rights	3	—
Refund pursuant to the tax sharing agreement	—	5,373
Other, net	—	(579)
Net cash (used in) provided by financing activities	(71,729)	117,534
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(159)	625
Net (decrease) increase in cash and cash equivalents and restricted cash	(2,950)	135,944
Cash and cash equivalents and restricted cash at beginning of period	268,699	130,507
Cash and cash equivalents and restricted cash at end of period	$265,749	$266,451

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Merger
On March 1, 2024, Dotdash Meredith, Inc. the parent Dotdash Meredith entity was merged into its subsidiary Dotdash Media Inc. Upon effectiveness of that merger, the name of the subsidiary Dotdash Media Inc. was amended and renamed Dotdash Meredith Inc. Subsequent to the merger, Dotdash Meredith Inc. is the parent entity.
Nature of Operations
Dotdash Meredith is one of the largest digital and print publishers in America. Nearly 200 million people trust Dotdash Meredith to help them make decisions, take action and find inspiration. Dotdash Meredith's over 40 iconic brands include People, Better Homes & Gardens, Verywell, FOOD & WINE, The Spruce, allrecipes, Byrdie, REAL SIMPLE, Investopedia and Southern Living. Dotdash Meredith is a wholly-owned subsidiary of IAC Inc. ("IAC").
As used herein, the "Company," "we," "our" or "us" and similar terms refer to Dotdash Meredith and its subsidiaries (unless the context requires otherwise).
The Company has two operating segments: (i) Digital, which includes its digital, mobile and licensing operations; and (ii) Print, which includes its magazine subscription and newsstand operations.
Basis of Presentation
The Company prepares its consolidated financial statements (referred to herein as "financial statements") in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP"). All intercompany transactions and balances between and among the entities comprising the Company have been eliminated.
For the purpose of the financial statements, income taxes have been computed for the Company on an as if standalone, separate tax return basis. See "Note 7—Income Taxes" for additional information.
The unaudited interim financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the unaudited interim financial statements include all normal recurring adjustments considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The unaudited interim financial statements should be read in conjunction with the annual audited financial statements of the Company and notes thereto for the year ended December 31, 2023.
Accounting Estimates
Management of the Company is required to make certain estimates, judgments and assumptions during the preparation of its financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

On an ongoing basis, the Company evaluates its estimates, judgments and assumptions, including those related to: the fair value of cash equivalents; the carrying value of accounts receivable, including the determination of the allowance for credit losses; the recoverability of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, equipment, buildings and capitalized software and definite-lived intangible assets; the recoverability of goodwill and indefinite-lived intangible assets; the fair value of interest rate swaps; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; pension and postretirement benefit expenses, including actuarial assumptions regarding discount rates, expected returns on plan assets, inflation and healthcare costs; and the fair value of and forfeiture rates for stock-based awards, among others. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that the Company considers relevant.
Interest Rate Swaps
In March 2023, the Company entered into interest rate swaps for a total notional amount of $350 million, which synthetically converted a portion of the Term Loan B from a variable rate to a fixed rate to manage interest rate risk exposure beginning on April 3, 2023. The Company designated the interest rate swaps as cash flow hedges and applies hedge accounting to these contracts in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 815, Derivatives and Hedging. As cash flow hedges, the interest rate swaps are recognized at fair value on the balance sheet as either assets or liabilities, with the changes in fair value recorded in "Accumulated other comprehensive loss" in the balance sheet and reclassified into “Interest expense” in the statement of operations in the periods in which the interest rate swaps affect earnings. The Company assessed hedge effectiveness at the time of entering into these agreements and determined these interest rate swaps are expected to be highly effective. The Company evaluates the hedge effectiveness of the interest rate swaps quarterly, or more frequently, if necessary, by verifying (i) that the critical terms of the interest rate swaps continue to match the critical terms of the hedged interest payments and (ii) that it is probable the counterparties will not default. If the two requirements are met, the interest rate swaps are determined to be effective and all changes in the fair value of the interest rate swaps are recorded in "Accumulated other comprehensive loss." The cash flows related to interest settlements of the hedged monthly interest payments are classified as operating activities in the statement of cash flows, consistent with the interest expense on the related Term Loan B. See "Note 3—Long-term Debt" for additional information.
General Revenue Recognition
The Company accounts for a contract with a customer when it has approval and commitment from all authorized parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to the Company's customers and in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services or goods.
The Company's disaggregated revenue disclosures are presented in "Note 5 —Segment Information."
Deferred Revenue
Deferred revenue consists of payments that are received or are contractually due in advance of the Company's performance obligation. The Company’s deferred revenue is reported on a contract-by-contract basis at the end of each reporting period. The Company classifies deferred revenue as current when the remaining term or expected completion of its performance obligation is one year or less. The deferred revenue balances were $15.8 million at June 30, 2024 and $17.6 million at December 31, 2023 and were current, except for $0.1 million and less than $0.1 million that was non-current at June 30, 2024 and December 31, 2023, respectively. During the six months ended June 30, 2024, the Company recognized $16.8 million of revenue that was included in the deferred revenue balance at December 31, 2023. During the six months ended June 30, 2023, the Company recognized $25.4 million of revenue that was included in the deferred revenue balance at December 31, 2022. The deferred revenue balance was $26.7 million at December 31, 2022 and was current, except for less than $0.1 million that was non-current. Non-current deferred revenue is included in "Other long-term liabilities" in the balance sheet.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Practical Expedients and Exemptions
For contracts that have an original duration of one year or less, the Company uses the practical expedient available under ASC Topic 606, Revenue from Contracts with Customers ("ASC 606"), applicable to such contracts and does not consider the time value of money.
In addition, as permitted under the practical expedient available under ASC 606, the Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is tied to sales-based or usage-based royalties, allocated entirely to unsatisfied performance obligations, or to a wholly unsatisfied promise accounted for under the series guidance and (iii) contracts for which the Company recognizes revenue at the amount which it has the right to invoice for services performed.
Recent Accounting Pronouncements
Recent Accounting Pronouncements Adopted by the Company
There were no recently issued accounting pronouncements adopted by the Company during the six months ended June 30, 2024.
Recent Accounting Pronouncements Not Yet Adopted by the Company
Accounting Standards Update ("ASU") 2023-07—Segment Reporting (Topic 280)—Improvements to Reportable Segment Disclosures
In November 2023, the FASB issued ASU No. 2023-07, which is intended to provide users of financial statements with more decision-useful information about reportable segments of a public business entity, primarily through enhanced disclosures of significant segment expenses. This ASU requires annual and interim disclosures of significant expenses that are regularly provided to the chief operating decision maker ("CODM") and included within each reported measure of segment profit or loss and an amount and description of its composition of other segment items. The provisions of this ASU also require entities to include all annual disclosures required by Topic 280 in the interim periods and permits entities to include multiple measures of a segment's profit or loss if such measures are used by the CODM to assess segment performance and determine allocation of resources, provided that at least one of those measures is determined in a way that is consistent with the measurement principles under GAAP. The amendments in ASU 2023-07 apply retrospectively and are effective for fiscal years beginning after December 15, 2023 and interim periods after December 15, 2024. Early adoption is permitted. The Company does not plan to early adopt and is currently assessing the impact of adopting the updated guidance on the financial statements.
ASU 2023-09—Income Taxes (Topic 740)—Improvements to Income Tax Disclosures
In December 2023, the FASB issued ASU No. 2023-09, which establishes required categories and a quantitative threshold to the annual tabular rate reconciliation disclosure and disaggregated jurisdictional disclosures of income taxes paid. The guidance's annual requirements are effective for the Company beginning with the December 31, 2025 reporting period. Early adoption is permitted and prospective disclosure should be applied, however, retrospective disclosure is permitted. The Company is currently assessing the pronouncement and its impact on its income tax disclosures, but it does not impact the Company's results of operations, financial condition or cash flows.
Reclassifications
Certain prior year amounts have been reclassified to conform to the current year presentation.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 2—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS
The Company categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:
•Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.
•Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data. The fair values of the Company's Level 2 financial assets are primarily obtained from observable market prices for identical underlying securities that may not be actively traded. Certain of these securities may have different market prices from multiple market data sources, in which case an average market price is used.
•Level 3: Unobservable inputs for which there is little or no market data and require the Company to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.
The following tables present the Company’s financial instruments that are measured at fair value on a recurring basis:

	June 30, 2024
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$226,069	$—	$—	$226,069
Time deposits	—	13,493	—	13,493
Other non-current assets:
Interest rate swaps(a)	—	4,663	—	4,663
Total	$226,069	$18,156	$—	$244,225
_____________________
(a) Interest rate swaps relate to the $350 million notional amount entered into to hedge the Company's Term Loan B. The related asset at June 30, 2024 and liability at December 31, 2023 are included in "Other non-current assets" and "Other long-term liabilities", respectively, in the balance sheet. See "Note 1—The Company and Summary of Significant Accounting Policies" and "Note 3—Long-term Debt" for additional information. The fair value of interest rate swaps was determined using discounted cash flows derived from observable market prices, including swap curves, which are Level 2 inputs.

	December 31, 2023
	Level 1	Level 2	Level 3	Total Fair Value Measurements
	(In thousands)
Assets:
Cash equivalents:
Money market funds	$228,448	$—	$—	$228,448
Time deposits	—	13,085	—	13,085
Total	$228,448	$13,085	$—	$241,533

Liabilities:
Other long-term liabilities:
Interest rate swaps(a)	$—	$(907)	$—	$(907)

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Assets measured at fair value on a nonrecurring basis
The Company's non-financial assets, such as goodwill, intangible assets, ROU assets, leasehold improvements, equipment, buildings and capitalized software, are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.
During the first quarter of 2023, the Company recorded impairment charges of $70.0 million related to certain unoccupied leased office space due to the continued decline in the commercial real estate market consisting of impairments of $44.7 million and $25.3 million of an ROU asset and related leasehold improvements, furniture and equipment, respectively.
The impairment charges related to ROU assets are included in "General and administrative expense" and the impairment charges related to leasehold improvements, furniture and equipment are included in "Depreciation" in the statement of operations. The impairment charges represent the amount by which the carrying value of the asset group exceeded its estimated fair value, calculated using a discounted cash flow approach using sublease market assumptions of the expected cash flows and discount rate. The impairment charges were allocated between the ROU assets and related leasehold improvements, furniture and equipment of the asset group based on their relative carrying values.
Financial instruments measured at fair value only for disclosure purposes
The total fair value of the outstanding long-term debt, including the current portion, is estimated using observable market prices or indices for similar liabilities, which are Level 2 inputs, and was approximately $1.53 billion at both June 30, 2024 and December 31, 2023.
NOTE 3—LONG-TERM DEBT
Long-term debt consists of:

	June 30, 2024	December 31, 2023
	(In thousands)
Term Loan A due December 1, 2026	$306,250	$315,000
Term Loan B due December 1, 2028	1,218,750	1,225,000
Total long-term debt	1,525,000	1,540,000
Less: current portion of long-term debt	38,750	30,000
Less: original issue discount	4,047	4,470
Less: unamortized debt issuance costs	7,535	8,423
Total long-term debt, net	$1,474,668	$1,497,107
Term Loans and Revolving Facility
On December 1, 2021, the Company entered into a credit agreement ("Credit Agreement"), which provides for (i) the five-year $350 million Term Loan A, (ii) the seven-year $1.25 billion Term Loan B (and together with the Term Loan A, the "Term Loans") and (iii) a five-year $150 million revolving credit facility ("Revolving Facility"). The Term Loan A bears interest at an adjusted term secured overnight financing rate ("Adjusted Term SOFR") as defined in the Credit Agreement plus an applicable margin depending on the Company's most recently reported consolidated net leverage ratio, as defined in the Credit Agreement. The adjustment to the secured overnight financing rate is fixed at 0.10% for the Term Loan A. The Term Loan B has a varying adjustment of 0.10%, 0.15% or 0.25% based upon the duration of the borrowing period. At June 30, 2024 and December 31, 2023, the Term Loan A bore interest at Adjusted Term SOFR plus 2.25%, or 7.65% and 7.69%, respectively, and the Term Loan B bore interest at Adjusted Term SOFR, subject to a minimum of 0.50%, plus 4.00%, or 9.43% and 9.44%, respectively. Interest payments are due at least quarterly through the terms of the Term Loans.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

In March 2023, the Company entered into interest rate swaps on the Term Loan B for a total notional amount of $350 million with a maturity date of April 1, 2027. The interest rate swaps synthetically converted $350 million of the Term Loan B for the duration of the interest rate swaps from a variable rate to a fixed rate of approximately 7.92% ((i) the weighted average fixed interest rate of approximately 3.82% on the interest rate swaps plus (ii) the adjustment to the secured overnight financing rate of 0.10% plus (iii) the base rate of 4.00%), beginning on April 3, 2023.
The interest rate swaps are expected to be highly effective. See "Note 4—Accumulated Other Comprehensive Loss" for the net unrealized gains and losses before reclassifications in "Accumulated other comprehensive loss" and realized gains reclassified into "Interest expense" for the three and six months ended June 30, 2024 and 2023. At June 30, 2024, approximately $3.9 million is expected to be reclassified into interest expense within the next twelve months as realized gains.
The Term Loan A requires quarterly principal payments of approximately $4.4 million through December 31, 2024, $8.8 million through December 31, 2025 and approximately $13.1 million thereafter through maturity. The Term Loan B requires quarterly payments of $3.1 million through maturity. The Term Loan B may require additional annual principal payments as part of an excess cash flow sweep provision, the amount of which, in part, is governed by the applicable net leverage ratio and further subject to the excess cash flow exceeding $80 million as defined in the Credit Agreement. No such payment was required related to the period ended December 31, 2023.
There were no outstanding borrowings under the Revolving Facility at June 30, 2024 and December 31, 2023. The annual commitment fee on undrawn funds is based on the Company's consolidated net leverage ratio, as defined in the Credit Agreement, most recently reported and was 40 basis points at both June 30, 2024 and December 31, 2023. Any borrowings under the Revolving Facility would bear interest, at the Company's option, at either a base rate or Adjusted Term SOFR, plus an applicable margin, which is based on the Company's consolidated net leverage ratio.
As of the last day of any calendar quarter, if either (i) $1.00 or more of loans under the Revolving Facility or Term Loan A are outstanding, or (ii) the outstanding face amount of undrawn letters of credit, other than cash collateralized letters of credit at 102% of face value, exceeds $25 million, subject to certain increases for qualifying material acquisitions, then the Company will not permit the consolidated net leverage ratio, which permits netting of up to $250 million in cash and cash equivalents, as of the last day of such quarter to exceed 5.5 to 1.0. The Credit Agreement also contains covenants that would limit the Company’s ability to pay dividends, incur incremental secured indebtedness, or make distributions or certain investments in the event a default has occurred or if the Company’s consolidated net leverage ratio exceeds 4.0 to 1.0, subject to certain available amounts as defined in the Credit Agreement. This ratio was exceeded for both test periods ended June 30, 2024 and December 31, 2023. The Credit Agreement also permits IAC to, among other things, contribute cash to the Company, which will provide additional liquidity to ensure that the Company does not exceed certain consolidated net leverage ratios for any test period, as further defined in the Credit Agreement. In connection with these capital contributions, the Company may make distributions to IAC in amounts not more than any such capital contributions, provided that no default has occurred and is continuing. Such capital contributions and subsequent distributions impact the consolidated net leverage ratios of the Company. During the three and six months ended June 30, 2024, IAC contributed $50 million and $105 million, respectively, to the Company, which the Company subsequently distributed back to IAC $50 million in July 2024 and $55 million in April 2024. In addition, the Company distributed $105 million back to IAC in January 2024 related to IAC's contribution in December 2023. During the three and six months ended June 30, 2023, IAC contributed $145 million and $280 million, respectively, to the Company, which the Company subsequently distributed back to IAC $150 million during the six months ended June 30, 2023.
The obligations under the Credit Agreement are guaranteed by certain of the Company's wholly-owned subsidiaries and are secured by substantially all of the assets of the Company and certain of its subsidiaries.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE LOSS
The following tables present the components of accumulated other comprehensive loss, net of income tax:

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Foreign Currency Translation Adjustment	Unrealized Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at April 1	$(12,021)	$3,001	$(9,020)	$(12,024)	$(2,287)	$(14,311)
Other comprehensive income before reclassifications	45	1,906	1,951	387	6,659	7,046
Amounts reclassified to earnings	—	(1,332)	(1,332)	—	(1,020)	(1,020)
Net current period other comprehensive income	45	574	619	387	5,639	6,026
Balance at June 30	$(11,976)	$3,575	$(8,401)	$(11,637)	$3,352	$(8,285)

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Foreign Currency Translation Adjustment	Unrealized (Losses) Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income	Foreign Currency Translation Adjustment	Unrealized Gains On Interest Rate Swaps	Accumulated Other Comprehensive (Loss) Income
	(In thousands)
Balance at January 1	$(11,845)	$(696)	$(12,541)	$(12,262)	$—	$(12,262)
Other comprehensive (loss) income before reclassifications	(131)	6,946	6,815	625	4,372	4,997
Amounts reclassified to earnings	—	(2,675)	(2,675)	—	(1,020)	(1,020)
Net current period other comprehensive (loss) income	(131)	4,271	4,140	625	3,352	3,977
Balance at June 30	$(11,976)	$3,575	$(8,401)	$(11,637)	$3,352	$(8,285)
At June 30, 2024 and 2023, there was $1.1 million and $1.0 million of deferred income tax provision, respectively, related to unrealized gains on interest rate swaps.
NOTE 5—SEGMENT INFORMATION
Our reportable segments currently consist of Digital and Print. Our CODM regularly reviews certain financial information by operating segment to determine allocation of resources and assess its performance. Segment profitability is determined by and presented on an Adjusted EBITDA basis consistent with the CODM’s view of profitability of its businesses, which excludes certain expenses that are required in accordance with GAAP.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table presents revenue by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Revenue:
Digital	$238,081	$211,972	$447,405	$396,769
Print	191,681	206,771	377,581	413,787
Intersegment eliminations(a)	(4,601)	(4,745)	(9,285)	(8,976)
Total	$425,161	$413,998	$815,701	$801,580
_____________________
(a) Intersegment eliminations primarily relates to Digital performance marketing commissions earned for the placement of magazine subscriptions for Print.
The following table presents the revenue of the Company's reportable segments disaggregated by type of service:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Digital:
Advertising revenue	$153,429	$132,247	$286,328	$244,064
Performance marketing revenue	53,542	53,510	105,086	103,565
Licensing and other revenue	31,110	26,215	55,991	49,140
Total Digital revenue	238,081	211,972	447,405	396,769
Print:
Subscription revenue	76,115	76,032	154,106	161,669
Advertising revenue	45,136	57,487	87,609	105,337
Project and other revenue	37,990	35,566	66,544	63,675
Newsstand revenue	24,132	27,174	50,418	59,420
Performance marketing revenue	8,308	10,512	18,904	23,686
Total Print revenue	191,681	206,771	377,581	413,787
Intersegment eliminations(a)	(4,601)	(4,745)	(9,285)	(8,976)
Total revenue	$425,161	$413,998	$815,701	$801,580
Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Revenue:
United States	$397,573	$389,372	$761,053	$755,198
All other countries	27,588	24,626	54,648	46,382
Total	$425,161	$413,998	$815,701	$801,580

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	June 30, 2024	December 31, 2023
	(In thousands)
Long-lived assets (excluding goodwill and intangible assets):
United States	$357,540	$387,340
All other countries	2,574	808
Total	$360,114	$388,148
The following tables present operating income (loss) and Adjusted EBITDA by reportable segment:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Operating income (loss):
Digital	$26,025	$6,059	$25,845	$(11,828)
Print	5,535	(944)	414	(6,700)
Other(b)(c)	(13,222)	(22,935)	(28,750)	(110,526)
Total	$18,338	$(17,820)	$(2,491)	$(129,054)
_____________________
(b) Other comprises unallocated corporate expenses.
(c) Other operating loss includes write-offs of certain leasehold improvements and furniture and equipment of $4.2 million for the three and six months ended June 30, 2023 and impairment charges of $70.0 million related to unoccupied leased office space for the six months ended June 30, 2023, of which $4.2 million and $29.6 million is included in "Depreciation" in the statement of operations for the three and six months ended June 30, 2023, respectively, and, therefore, is excluded from Adjusted EBITDA. Impairment charges related to unoccupied leased office space included in Adjusted EBITDA are $44.7 million for the six months ended June 30, 2023. See "Note 2—Financial Instruments and Fair Value Measurements" for additional information.

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(In thousands)
Adjusted EBITDA(d):
Digital	$63,446	$50,834	$100,405	$75,237
Print	13,210	17,410	16,157	28,744
Other(b)(c)	(10,232)	(14,152)	(19,896)	(73,006)
Total	$66,424	$54,092	$96,666	$30,975
_____________________
(d) The Company's primary financial and GAAP segment measure is Adjusted EBITDA, which is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

We consider operating income (loss) to be the financial measure calculated and presented in accordance with GAAP that is most directly comparable to our segment reporting performance measure, Adjusted EBITDA. The following tables reconcile operating income (loss) for the Company's reportable segments and net loss to Adjusted EBITDA:

	Three Months Ended June 30, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$26,025	$3,436	$3,681	$30,304	$63,446
Print	5,535	723	1,868	5,084	13,210
Other(b)	(13,222)	2,521	469	—	(10,232)
Total	18,338	$6,680	$6,018	$35,388	$66,424
Interest expense	(34,474)
Other income, net	2,857
Loss before income taxes	(13,279)
Income tax benefit	2,388
Net loss	$(10,891)

	Three Months Ended June 30, 2023
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$6,059	$2,092	$7,332	$35,351	$50,834
Print	(944)	376	3,855	14,123	17,410
Other(b)(c)	(22,935)	3,102	5,681	—	(14,152)
Total	(17,820)	$5,570	$16,868	$49,474	$54,092
Interest expense	(34,042)
Other income, net	4,197
Loss before income taxes	(47,665)
Income tax benefit	11,895
Net loss	$(35,770)

	Six Months Ended June 30, 2024
	Operating Income (Loss)	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$25,845	$5,636	$8,538	$60,386	$100,405
Print	414	1,169	4,405	10,169	16,157
Other(b)	(28,750)	7,224	1,630	—	(19,896)
Total	(2,491)	$14,029	$14,573	$70,555	$96,666
Interest expense	(69,154)
Other income, net	7,280
Loss before income taxes	(64,365)
Income tax benefit	19,456
Net loss	$(44,909)

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

	Six Months Ended June 30, 2023
	Operating Loss	Stock-Based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA(d)
	(In thousands)
Digital	$(11,828)	$3,787	$12,576	$70,702	$75,237
Print	(6,700)	522	6,490	28,432	28,744
Other(b)(c)	(110,526)	6,352	31,168	—	(73,006)
Total	(129,054)	$10,661	$50,234	$99,134	$30,975
Interest expense	(67,185)
Other income, net	5,739
Loss before income taxes	(190,500)
Income tax benefit	47,564
Net loss	$(142,936)

NOTE 6—PENSION AND POSTRETIREMENT BENEFIT PLANS
The following tables present the components of net periodic benefit (credit) cost for the pension and postretirement benefit plans:

	Three Months Ended June 30, 2024			Three Months Ended June 30, 2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$51	$—	$—	$55	$—	$1
Interest cost	742	4,759	52	826	4,921	58
Expected return on plan assets	(548)	(4,760)	—	(633)	(4,916)	—
Actuarial gain recognition	(841)	—	—	(404)	—	—
Net periodic benefit (credit) cost	$(596)	$(1)	$52	$(156)	$5	$59

	Six Months Ended June 30, 2024			Six Months Ended June 30, 2023
	Pension		Postretirement	Pension		Postretirement
	Domestic	International	Domestic	Domestic	International	Domestic
	(In thousands)
Service cost	$102	$—	$—	$108	$—	$2
Interest cost	1,471	9,546	103	1,697	9,698	116
Expected return on plan assets	(1,112)	(9,547)	—	(1,134)	(9,687)	—
Actuarial gain recognition	(1,104)	—	—	(164)	—	—
Net periodic benefit (credit) cost	$(643)	$(1)	$103	$507	$11	$118
The Company froze and terminated the domestic funded pension plan as of December 31, 2022. The last of the required customary regulatory approvals of the termination of this plan was received in February 2024. The Company completed the termination and settlement of this plan in July 2024 by making the final distribution to the participants through a lump sum payment or through the purchase of an annuity, as directed by the participant's election.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The following table summarizes the weighted average expected return on plan assets used to determine the net periodic benefit (credit) cost at June 30, 2024 following the remeasurements, and December 31, 2023, respectively:

	June 30, 2024	December 31, 2023
	Pension
	Domestic	Domestic
Expected return on plan assets	5.21%	4.48%
The components of net periodic benefit (credit) cost, other than the service cost component, are included in "Other income, net" in the statement of operations.
NOTE 7—INCOME TAXES
The Company is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for the Company on an as if standalone, separate tax return basis and payments to and refunds from IAC for the Company's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within operating activities in the statement of cash flows. The Company will reimburse IAC for its share of consolidated tax liabilities as if the Company were a standalone, separate return filer subsequent to the date of the acquisition of Meredith. Any differences between taxes currently payable to or receivable from IAC under this agreement and the current tax provision computed on an as if standalone, separate return basis for GAAP are reflected as adjustments to additional paid-in capital and as financing activities within the statement of cash flows.
At the end of each interim period, the Company estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.
The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or the Company's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision or benefit in the quarter in which the change occurs. Included in the income tax benefit for the three months ended June 30, 2024 was a provision of $1.4 million due to a lower estimated annual effective tax rate from that applied to the first quarter’s ordinary loss. The lower estimated annual effective rate was due primarily to the reduced impact that research credits had on the increase in forecasted ordinary pre-tax losses.
For the three and six months ended June 30, 2024, the Company recorded an income tax benefit of $2.4 million and $19.5 million, respectively, which represents an effective income tax rate of 18% and 30%, respectively. For the three months ended June 30, 2024, the effective income tax rate was lower than the statutory rate of 21% due primarily to state taxes, partially offset by research credits. For the six months ended June 30, 2024, the effective income tax rate was higher than the statutory rate of 21% due primarily to research credits, partially offset by state taxes. For the three and six months ended June 30, 2023, the Company recorded an income tax benefit of $11.9 million and $47.6 million, respectively, which represents an effective income tax rate of 25% for both periods, which is higher than the statutory rate of 21% due primarily to state taxes and research credits.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

The Company's income taxes are routinely under audit by federal, state, local and foreign authorities as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Company is not currently under audit by the Internal Revenue Service. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2014. Income taxes payable include unrecognized tax benefits considered sufficient to pay assessments that may result from the examination of prior year tax returns. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations or financial condition of the Company, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.
The Company recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.
At June 30, 2024 and December 31, 2023, unrecognized tax benefits, including interest and penalties, were $5.7 million and $4.8 million, respectively. Unrecognized tax benefits, including interest and penalties, at June 30, 2024 increased by $0.9 million due primarily to research credits. If unrecognized tax benefits at June 30, 2024 are subsequently recognized, $5.5 million, net of related deferred tax assets and interest, would reduce income tax expense. The comparable amount at December 31, 2023 was $4.6 million. The Company believes that it is reasonably possible that its unrecognized tax benefits could decrease by less than $0.1 million by June 30, 2025 due to expected settlements and statute expirations, all of which would reduce the income tax provision.
NOTE 8—FINANCIAL STATEMENT DETAILS
Cash and Cash Equivalents and Restricted Cash
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the balance sheet to the total amounts shown in the statement of cash flows:

	June 30, 2024	December 31, 2023	June 30, 2023	December 31, 2022
	(In thousands)
Cash and cash equivalents	$258,554	$261,580	$259,395	$123,866
Restricted cash included in other current assets	7,195	7,119	7,056	—
Restricted cash included in other non-current assets	—	—	—	6,641
Total cash and cash equivalents and restricted cash as shown on the statement of cash flows	$265,749	$268,699	$266,451	$130,507
Restricted cash included in "Other current assets" and "Other non-current assets" in the balance sheet primarily consists of cash held in escrow related to the funded pension plan in the United Kingdom for all periods presented.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Credit Losses
The following table presents the changes in the allowance for credit losses for the six months ended June 30, 2024 and 2023, respectively:

	2024	2023
	(In thousands)
Balance at January 1	$5,931	$6,493
Current period provision for credit losses	693	1,528
Write-offs charged against the allowance	(2,044)	(2,427)
Recoveries collected	25	104
Other	159	—
Balance at June 30	$4,764	$5,698
Accumulated Amortization and Depreciation
The following table provides the accumulated depreciation and amortization within the balance sheet:

Asset Category	June 30, 2024	December 31, 2023
	(In thousands)
Leasehold improvements, equipment, buildings and capitalized software	$60,712	$60,387
Intangible assets	$511,554	$442,600
NOTE 9—CONTINGENCIES
In the ordinary course of business, the Company is subject to various lawsuits and other contingent matters. The Company establishes accruals for specific legal and other matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain legal and other matters where it believes an unfavorable outcome is not probable and, therefore, no accrual is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, and for which the Company cannot estimate a loss or range of loss, will not have a material impact on the liquidity, results of operations, or financial condition of the Company, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including unrecognized tax benefits and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations or financial condition of the Company. See "Note 7—Income Taxes" for information related to unrecognized tax benefits.
NOTE 10—RELATED PARTY TRANSACTIONS
The Company recognized revenue of less than $0.1 million and $1.1 million for the three and six months ended June 30, 2024, respectively, and $2.3 million and $4.5 million for the three and six months ended June 30, 2023, respectively, related to advertising and audience targeted advertising sold to other IAC owned businesses. At June 30, 2024 and December 31, 2023 there were outstanding receivables of less than $0.1 million and $2.7 million, respectively, related to the revenue earned.
At June 30, 2024 and December 31, 2023, the Company had an outstanding payable of $0.4 million and $15.8 million, respectively, due to IAC pursuant to the tax sharing agreement, which is included in "Accrued expenses and other current liabilities" in the balance sheet. The balance outstanding at December 31, 2023 was subsequently paid to IAC in April 2024.
As permitted by the Credit Agreement, beginning the first quarter of 2023, IAC has made quarterly capital contributions to the Company that were subsequently distributed back to IAC the following quarter. The contribution outstanding at June 30, 2024 was distributed back to IAC in July 2024. Refer to “Note 3—Long-term Debt” for additional information.

Index
DOTDASH MEREDITH INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
(Unaudited)

Pursuant to the terms of the Company’s stock-based awards granted under its equity incentive plan, until the common shares of the Company (or its successor(s)) trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of the Company’s vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. The Company reimburses IAC in the form of cash and/or Dotdash Meredith common shares at IAC’s election.
NOTE 11—SUBSEQUENT EVENTS
In preparing these financial statements, management evaluated subsequent events through August 7, 2024, on which date the financial statements were available for issue.